DISTRIBUTION AGREEMENT

         This Agreement is entered into this day of the 15th day of October 2004, and between W.L. Gore & ASSOCIATES (KOREA) LTD, with an address of 12F, Chongkeundang Building, 36B, Chungjungra-3ka, Seodaemun-ku, Seoul, 120-756, Korea (Gore") and Samsung industry Co. Ltd, with a place of business at SF, Deasung Building, 17-16. Yeoido-dong, Yeongdungpo-ku. Seoul, Korea (Distributor").

1) Appointment- Gore hereby appoints Distributor as distributor of GORE-TEX(R) Industrial Sealant and GFO(R) Fiber Packing products, as listed in the attached Exhibit A ("Products"). Distributor shall conduct its business in the purchase and resale of the Products as a principal for its own account and as its own expense and risk and expressly agrees that no partnership, agency, or other relationship between Distributor and Gore is intended or may be inferred from this Agreement.

2) Obligations of Distributor- Distributor shall use its best efforts to sell and promote the sale of the Products in a businesslike manner by, among other things, maintaining an adequate inventory of the Products, promptly and courteously serving all customer accounts, distributing promotional literature concerning the Products, and maintaining an adequately-trained sales force of an appropriate size. All Products sold by Distributor shall be in a clean and attractive condition.

3) Obligations of Gore- While this Agreement is in effect, Gore agrees (i) not to enter into agreement with another person or entity to distribute the Products, and (ii) provide Distributor with adequate supply of Product information and literature, to assist Distributor in training Distributor's sales representatives, and refer inquiries about the Products to the Distributor.

4) Payment Terms/Security Interest- Gore's most favorable credit terms are not 30 days. Credit shall be extended to Distributor on an individual basis based upon credit references and experience with Gore. Until and unless Gore receives a payment in full for Products shipped to Distributor, Gore shall have a security interest in all such Products in Distributor's possession or their proceeds.

5) Price Changes- Gore agrees to give Distributor written notice of any change in prices for any of the Products. Gore will accept and honor purchase orders placed by Distributor for Products at the old price levels prior to the effective date of the price change only if a) such purchase orders are actually received by Gore prior to the effective date of the price change, b) the orders are for immediate shipment, and c) the orders are for reasonable quantities. Gore reserves the right to reject or limit any order received after a price change has been announced in its sole and absolute discretion.

6) Trademark Usage- Distributor agrees that it will sell and deliver all Products in a fashion which clearly display's Gore's trademarks and trade names, and that it will not sell or deliver any Products using any other trademark or trade name. Gore mark or logo without Gore's prior written consent and that such consent shall only be given for advertising or promotional literature and only after Gore has approved the literature and the manner in which a Gore name, mark or logo is used in the literature.

7) Quantities/Shipments- Gore may from time to time establish initial stocking order requirements, minimum order quantities, and surcharges for drop shipments of the Products requested by Distributor.

8) Intended Use/Marking- Distributor shall not knowingly sell Products covered by this Agreement for any use which is not within Gore's intended use of the Product. All Products said by Distributor under this Agreement shall bear same marking clearly indicating and identifying Gore as the manufacturer of the product. If a Product does not bear such designation, Gore will supply Distributor with labels which shall be affixed to the packaging of the Product before delivery to the Distributor's customers.

9) Warranties- Gore warrants that all Products sold to Distributor will be free from defects in workmanship or material for a period (30) days from the date of their shipment by Gore. Distributor's sole remedies for any breach of the warranty set forth above shall be, at Gore's sale and exclusive option, replacement of any defective Product or a refund of the price paid for the price paid for the Product. EXCPECT AS EXRESSLY SET FORTH ABOVE, THERE ARE NO WARRANTIES, EXPRSS OR IMPLIED. MADE CONCERNING THE PRODUCTS AND ALL IMPLIED WARRANTIES. INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLIMED.

10) Competitive Products- While this Agreement is in effect, Distributor shall not compete against Gore or sell goods from other sources that perform same or similar functions as the Products. If any question exists as to whether a sale of goods from another source would violate Distributor's obligations under the preceding sentence, Gore in its sole discretion, shall make a reasonable determination, and Distributor shall comply with Gore's determination.

11) Term/Renewal- Unless terminated under Section 12 below, this Agreement shall be effective for one year, commencing on the date the Agreement is signed by both parties. If Distributor purchases US$500,000 worth of Products during the one-year term, the Agreement will be extended for another year and the purchase volume shall be increased to US$1,000,000 for the second year. If the second year volume requirement is met, this Agreement will be extended for a third year.

12) Termination- Either party may terminate this Agreement at any time, with or without cause; by giving written notice by ordinary mall to the other party. Any such termination shall take effect thirty (30) days after notice is mailed by the party giving notice. In the event of any such termination, Gore agrees to fill all purchase orders received by it prior to the date such notice was given, and Distributor agrees to pay for all Products ordered by it prior to the date such notice was given.

13) Entire Agreement- This Agreement, including Exhibit A, represents the entire agreement between Gore and Distributor concerning its subject matter. Any and all prior agreements, correspondence, understandings, or discussions between the parties shall have no further force or effect once this Agreement has been signed. This Agreement may be amended or modified only by a written instrument signed by both parties. This agreement is written in English and translated to Korean. In the event of any Inconsistency between the English and Korean versions, the English version shall control.
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                                                     Samsung Industry Co., Ltd


                                                     By:/s/ CHUL JIN LIM
                                                        -------------------

                                                     Name: Mr. Chul Jin Lim

                                                     Date: October 15, 2004


                                                     W.L. GORE & ASSOCIATES
                                                     (KOREA) LTD.


                                                     By:/s/ IN KYU KIM
                                                        -------------------

                                                     Name: Mr. In Kyu Kim

                                                     Date: October 15, 2004